EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 8, 2004, accompanying the consolidated financial statements and schedules of International DisplayWorks, Inc. and subsidiaries contained in the Registration Statement Amendment No. 1 to Form S-1 and Prospectus of International DisplayWorks, Inc. and subsidiaries which is filed on Form S-3 for the registration of 7,269,499 shares of its common stock, including 426,589 shares to be issued upon the exercise of warrants. We consent to the incorporation by reference therein the aforementioned reports for the year ended October 31, 2004 in the Registration Statement and Prospectus, and to use our name as it appears under the caption "Experts."



/s/ Grant Thornton
Grant Thornton

Hong Kong
March 4, 2005